EXHIBIT 21.1 – SUBSIDIARIES OF J & J SNACK FOODS CORP.

Place of Incorporation

J & J Snack Foods Investment Corp.	Delaware

The ICEE Company	Delaware

J & J Snack Foods Corp. of California	California

J & J Snack Foods Corp./Mia	Pennsylvania

J & J Snack Foods Corp. of Pennsylvania	Pennsylvania

J & J Snack Foods Sales Corp.	New Jersey

J & J Snack Foods Transport Corp.	New Jersey

ICEE-Canada, Inc.	Canada

ICEE de Mexico, S.A. De C.V.	Mexico

J & J Restaurant Group, LLC	New Jersey

Bakers Best Snack Food Corp.	Pennsylvania

Pretzels, Inc.	Texas

Federal Pretzel Baking Company, LLC	Pennsylvania

Country Home Bakers, L.L.C.	Georgia

ICEE of Hawaii, Inc.	Hawaii

DADDY RAY’S, Inc.	Missouri

J & J Snack Foods Corp. of Canada	Canada

J &J Snack Foods Handhelds Corp.	Ohio

New York Pretzel, LLC	New York

Swirl Holdings Corporation	Delaware

Philly’s Famous Water Ice, Inc.	Florida

J & J Snack Foods Online Sales Corp.	Ohio

EXHIBIT 21.1–SUBSIDIARIES OF J & J SNACK FOODS CORP - continued

Hill & Valley, Inc.	Illinois

ICEE International, B.V.	Netherlands

DD Acquisition Holdings, LLC	Delaware

Dippin’ Dots Holding, LLC	Oklahoma

Dippin’ Dots, LLC	Oklahoma

Dippin’ Dots Franchising, LLC	Oklahoma

Doc Popcorn Franchising, LLC	Oklahoma

Dippin’ Dots Australia PTY Limited	Australia

Dippin’ Dots International, LLC	Australia

Doc Popcorn, LLC	Oklahoma

Dippin’ Dots Worldwide Holding Company, LLC	Delaware

Dippin’ Dots Hong Kong Limited	Hong Kong

DDP South America, LLC	Delaware

DDDP Middle East, LLC	Delaware

Dippin’ Dots Trading Shanghai	China